CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-134307 on Form N-6 of (1) our report dated Apri1 14, 2006 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2005, and (2) our report dated March 17, 2006 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2005. We also consent to the reference to us under the heading "Custodian and independent registered public accounting firms" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 22, 2006